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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 40 to Registration Statement No. 33-68090 on Form N-1A of Lord Abbett Investment Trust of our reports dated January 26, 2005 on the financial statements of Lord Abbett Investment Trust for the year ended November 30, 2004 and to the references to us under the captions "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statements of Additional Information, all of which are part of this Registration Statement.


DELOITTE & TOUCHE LLP
New York, New York
March 28, 2005